Exhibit 4.6

DANKA BUSINESS SYSTEMS PLC

DANKA 2002 OUTSIDE DIRECTOR STOCK COMPENSATION PLAN

Purpose and Definitions

1.1  The name of the Plan is the “Danka 2002 Outside Director Stock Compensation Plan”.

1.2  The purpose of Danka 2002 Outside Director Stock Compensation Plan is to facilitate the payment of annual compensation of the Company’s Outside Directors in the form of Shares. The Plan shall have the terms set out in this document. Directors who are also employees of the Company or any of its subsidiaries shall not be entitled to participate in the Plan.

1.3  For purposes of the Plan, the following terms shall have the following meanings:

(a)  “Annual General Meeting” means an annual general meeting of the Company’s shareholders.

(b)  “Acquiring Person” means any person who:

(i)  either alone or together with any person acting in concert with him has obtained Control of the Company either as a result of making a Takeover Offer or in pursuance of a compromise or arrangement sanctioned by the Court under Section 425 Companies Act 1985; or

(ii)  having such Control makes a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him and/or any person acting in concert with him).

(c)  “Board” means the board of directors of the Company.

(d)  The “Company” means Danka Business Systems PLC.

(e)  A person is deemed to obtain “Control” of the Company when such person:

(i)  acquires pursuant to a tender offer or exchange offer securities of the Company representing 30% or more of the combined voting power of the then outstanding voting securities of the Company; or

(ii)  secures by means of the holding of shares or the possession of voting power in or in relation to the Company or any other body corporate that the affairs of the Company are conducted in accordance with such person’s wishes.

(f)  “Effective Date” has the meaning given in Rule 7.

(g)  “Fair Market Value” means, as of any given date or dates, the average of the closing bid and asked prices for the 20 trailing day period ending on the relevant date of determination of the Company’s American depositary shares on the Nasdaq SmallCap Market or such other market or exchange as is the principal trading market for the Company’s American depositary shares or, if no such market then exists, such market or exchange as is the principal trading market for the Company’s ordinary shares.

(h)  “Outside Director” means a person serving on the Board who is not an employee of the Company or any of its subsidiaries and who is not required to devote the majority of his or her working time to the service of the Company and its subsidiaries.

(i)  “Plan” means the Danka 2002 Outside Director Stock Compensation Plan, as amended from time to time.

(j)  “Relevant Amount” means $30,000, or such other sum as may be determined by resolution of the Board from time to time.

(k)  “Restricted Shares” means a grant of Shares to an Outside Director pursuant to the Plan.

(l)  “Shares” means ordinary shares or American depositary shares representing ordinary shares of the Company.

(m)  “Takeover Offer” means either:

(i)  a general offer to acquire the whole or part of the issued share capital of the Company which is either made on a condition such that if it is satisfied the person making the offer will have Control of the Company or which results in the person making the offer having Control of the Company; or

(ii)  a general offer to acquire all the shares in the Company of the same class as the ordinary shares.

Maximum number of Shares issuable under the Plan

2.  The total number of Shares that may be issued pursuant to the Plan shall not exceed 2,000,000 ordinary shares of the Company (equivalent, as of the Effective Date, to 500,000 American depositary shares).

Issuance of Shares to Outside Directors

2.1  Until termination or other expiry of the Plan, each Outside Director shall receive the Relevant Amount of his or her annual compensation for each year in the form of Shares with a Fair Market Value equal to the Relevant Amount. Such Shares shall be issued, and the Fair Market Value thereof calculated, on the date of each Annual General Meeting at the dissolution of which the relevant person is serving as a director of the Company or on the first business day thereafter as permitted by applicable law or regulations and the Company’s share dealing code.

2.2  An Outside Director who is appointed by the Board, or is otherwise elected other than at or on the date of an Annual General Meeting, shall receive Shares with a Fair Market Value equal to the appropriate fraction of the Relevant Amount as the Board determines is payable to such Outside Director for the period from such appointment or election to the date of the next following Annual General Meeting (or the date projected by the Company for such meeting at the time of such appointment or election). Such Shares shall be issued, and the Fair Market Value thereof calculated, on the date of appointment or election of the Outside Director or on the first business day thereafter as permitted by applicable law or regulations and the Company’s share dealing code.

2.3  Each Outside Director may elect whether to receive Shares pursuant to the Plan in the form of the Company’s ordinary shares or American depositary shares.

2.4  The aggregate number of Shares to be issued to an Outside Director on any date will be rounded downward to the nearest whole number. No fractional entitlements to Shares will be issued and no cash will be paid in lieu of such fractional entitlements to Shares.

2.5  In the event that insufficient Shares are available under the Plan to satisfy the entitlement of all Outside Directors to Shares with a Fair Market Value equal to the Relevant Amount in any given year, the available Shares shall be divided between each Outside Director proportionately according to his or her respective entitlement and to the extent that the Fair Market Value on the date of issuance of the Shares so received by each Outside Director is less than the Relevant Amount, each Outside Director shall be paid the difference in cash.

2.6  All Shares issued pursuant to the Plan shall be Restricted Shares subject to the vesting provisions and restrictions set out in Rule 4.

2.7  The Company shall have the right to require payment of any amount that it may determine to be necessary to withhold in respect of taxes, social security contributions or similar liabilities of any relevant jurisdiction as a result of, or as a condition to, the issuance or vesting of shares pursuant to the Plan.

2.8  No ordinary shares shall be issued pursuant to the Plan unless the Company is in receipt of the nominal value (and premium, if any) payable upon issuance of such ordinary shares (which shall include ordinary shares underlying grants of American depositary shares pursuant to the Plan).

Vesting Period and Restrictions

2.9  Subject to Rules 4.3 and 4.6, each issuance of Restricted Shares shall vest on the first anniversary of the date of issuance, provided that the relevant Outside Director is still a director of the Company on such date. Upon vesting, the Company shall deliver the share certificate or other evidence of title to the relevant Shares to the Outside Director, all restrictions on the Shares pursuant to this Plan shall cease and such Shares shall cease to be Restricted Shares hereunder.

2.10  Until vesting of the Restricted Shares in accordance with the rules of this Plan, no Restricted Shares may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or the laws of descent and distribution.

2.11  Upon termination of an Outside Director’s service as a member of the Board, other than by reason of death, disability, or retirement in accordance with the retirement by rotation, age limitation or casual vacancy provisions of the Company’s articles of association without subsequent re-election, all Restricted Shares not theretofore vested shall, at the option of the Company, either be forfeited by the Company for no consideration or immediately transferred by the relevant outside director for no consideration to such person as the Company may direct. Upon termination of an Outside Director’s service as a member of the Board by reason of death, disability, or retirement in accordance with the retirement by rotation, age limitation or casual vacancy provisions of the Company’s articles of association without subsequent re-election, all Restricted Shares shall immediately vest. Restricted Shares shall neither vest nor be forfeited solely by reason of the retirement of an Outside Director at an Annual General Meeting of the Company in accordance with the retirement by rotation, age limitation or casual vacancy provisions of the Company’s articles of association if the Outside Director is re-elected as a member of the Board at that Annual General Meeting or any adjournment thereof.

2.12  Each Outside Director who receives Restricted Shares shall enter into an agreement with the Company setting forth the terms provided herein. Each Outside Director receiving Restricted Shares shall be issued one or more share certificate (or other appropriate document of title) evidencing the Restricted Shares, which Shares shall be registered in the name of the Outside Director. Such share certificates (or other appropriate documents of title) shall be held in the custody of the Company until the Restricted Shares represented thereby are vested. The Company may require the Outside Director to deliver a stock transfer form (or other appropriate document of transfer), executed in blank relating to such Restricted Shares or an irrevocable power of attorney appointing the Company or its nominee as attorney for the Outside Director to do all such things and execute all such documents as may be necessary or desirable to transfer such Restricted Shares to such person or persons and for such consideration (or no consideration) as the Company may determine.

2.13  An Outside Director shall have all of the rights of a shareholder or holder of American depositary shares of the Company (as appropriate) to vote his or her Restricted Shares and receive any cash dividends on such Restricted Shares. Stock dividends, if any, issued with respect to the Restricted Shares shall be treated as additional shares that are subject to the same restrictions, vesting period and other terms and conditions as apply to the Restricted Shares with respect to which they were received.

2.14  Shares issued to an Outside Director pursuant to the Plan may be subject to such additional terms and conditions as the Board may, in its sole discretion, determine. The Board may, in its sole discretion, determine to accelerate vesting of any Restricted Shares notwithstanding any contrary rule of this Plan.

2.15  An Outside Director who participates in the Plan shall waive any and all rights that he or she may have to compensation or damages in consequence of the termination of his office for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under this Plan or any grant hereunder as a result of such termination.

Change of Control

2.16  Immediately upon an Acquiring Person obtaining Control of the Company, all Restricted Shares shall vest and the restrictions set out in Rule 4 above shall cease to apply to such Restricted Shares.

2.17  The restrictions set out in Rule 4 above applicable to Restricted Shares shall not prevent an Outside Director from:

(a)  accepting a Takeover Offer in respect of his or her Restricted Shares;

(b)  giving an irrevocable undertaking to accept a Takeover Offer in respect of his or her Restricted Shares;

(c)  selling or agreeing to sell his or her Restricted Shares to a person making a Takeover Offer; or

(d)  making a Takeover Offer.

Administration and Amendment

2.18  This Plan shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties and participants in the Plan. The Board is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable.

2.19  Subject to Rule 6.3, the Board may at any time and from time to time alter or add to the Plan in any respect.

2.20  Except as otherwise may be permitted by the Listing Rules of the United Kingdom Listing Authority, no alteration or addition to the advantage of the participants in the Plan shall be made without the prior approval by ordinary resolution of the members of the Company in general meeting, provided that the prior approval of the members of the Company is not required for any minor alteration or addition to benefit the administration of the Plan or to maintain favorable tax, exchange control or regulatory treatment of participants in the Plan or any member of the Company’s group, or solely relating to any conditions imposed on a grant of Shares pursuant to the Plan.

Effectiveness and Termination

3.  This Plan shall be effective as of October 22, 2002 (the “Effective Date”), subject to approval of the shareholders of the Company, and shall terminate on the earlier of the date of utilization of all Shares available for issuance of the Plan or the tenth anniversary of the Effective Date or such other date with effect from which the Board may decide to terminate the Plan. No issuance of shares may be made under this Plan after the tenth anniversary of the Effective Date or such earlier date on which the Board may decide to terminate the Plan.

Governing Law

4.  This Plan and each grant of Shares hereunder shall be governed by and construed in accordance with the laws of England and Wales.